Exhibit 28 (h) (24) under Form N-1A

Exhibit 10 under Item 601/REG. S-K

Amendment to Financial Administration

and Accounting Services Agreement

This Amendment to Financial Administration and Accounting Services Agreement (this “Amendment”) is dated as of October 14, 2015, by and among each of the investment companies listed on Exhibit A hereto (each, a “Trust”) and State Street Bank and Trust Company (“State Street” or “Administrator”).

RECITALS

WHEREAS, the Trusts and State Street are parties to a certain Financial Administration and Accounting Services Agreement, dated as of March 1, 2011 (such agreement, together with all exhibits, schedules, and any other documents executed or delivered in connection therewith, the (“Agreement”); and

WHEREAS, the parties desire to amend the Agreement on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1. Amendments. The Agreement is hereby amended as follows:

(a) Section III.A of the Agreement is hereby amended by adding the following at the end of paragraph 11:

“12. Schedules A and A(i) attached hereto as Exhibit 1 are added to the Agreement as Schedules A and A(i).

(b) Exhibit A to Schedules A and A(i) is added to the Agreement.

2. No Other Amendments. Except as expressly amended hereby, the Agreement shall continue in full force and effect in accordance with its terms.

3. Governing Law. This Amendment shall be deemed to have been made in The Commonwealth of Massachusetts and shall be governed by and construed under and in accordance with the laws of the Commonwealth of Massachusetts without giving effect to its conflict of laws principles and rules.

4.	This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Financial Administration and Accounting Services Agreement to be executed as of the date first written above.

State Street Bank and Trust Company

By: _// Gunjan Kedia //_________________________________

Name: Gunjan Kedia

Title: Executive Vice President

Each of the Investment Companies

Listed on Exhibit A attached hereto

By: __//Lori Hensler//________________________________

Name: Lori Hensler

Title: Fund Treasurer

EXHIBIT A

TO SCHEDULES A AND A(I) OF THE FINANCIAL ADMINISTRATION ACCOUNTING AND

SERVICES AGREEMENT

(Updated as of September 1, 2016)

Edward Jones Money Market Fund

Federated Insurance Series:

Federated Government Money Fund II

Money Market Obligations Trust:

Federated California Municipal Cash Trust

Federated Connecticut Municipal Cash Trust

Federated Florida Municipal Cash Trust

Federated Georgia Municipal Cash Trust

Federated Government Obligations Fund

Federated Massachusetts Municipal Cash Trust

Federated Institutional Prime 60 Day Fund

Federated Michigan Municipal Cash Trust

Federated Minnesota Municipal Cash Trust

Federated Institutional Money Market Management

Federated Municipal Obligations Fund

Federated New Jersey Municipal Cash Trust

Federated New York Municipal Cash Trust

Federated North Carolina Municipal Cash Trust

Federated Ohio Municipal Cash Trust

Federated Pennsylvania Municipal Cash Trust

Federated Prime Cash Obligations Fund

Federated Institutional Prime Obligations Fund

Federated Institutional Prime Value Obligations Fund

Federated Tax-Free Obligations Fund

Federated Institutional Tax-Free Cash Trust

Federated Treasury Obligations Fund

Federated Trust for U.S. Treasury Obligations

Federated Virginia Municipal Cash Trust

Exhibit 1

Schedule A

Fund Administration Money Market Fund Services

Subject to the authorization and direction of the Trust, the Administrator will provide the money market fund services set forth on Schedule A(i) (the “Money Market Services”) to the Trusts listed on Exhibit A hereto assist the Trusts in complying with certain of the compliance testing and reporting requirements applicable to the Trusts that are “money market funds” within the meaning of Rule 2a-7 under the 1940 Act.

1.	Evidence of Authority.

The Administrator is authorized and instructed to rely upon the information it receives from the Trust or any third party authorized by the Trust. The Administrator shall have no responsibility for the actions or omissions of the Trust or any third party authorized by the Trust to act on its behalf, or the completeness or accuracy of any information provided by the Trust or a third party authorized by the Trust to act on its behalf. In performing the Money Market Services, the Administrator shall be protected in acting upon any instructions, notice, request, consent, certificate or other instrument or paper reasonably believed by it to be genuine and to have been properly executed by or on behalf of the Trust. Instructions may be in writing signed by the authorized person or persons or may be by such other means and utilizing such intermediary systems and utilities as may be agreed from time to time by the Administrator and the person(s) or entity giving such instruction. The Administrator may act on oral instructions if the Administrator reasonably believes them to have been given by a person authorized to provide such instructions with respect to the action involved; the Trust shall cause all oral instructions to be confirmed in writing or by such other procedure approved by the Administrator and the Trust.

2.	Responsibilities of the Parties; Indemnification; Warranties and Disclaimers.

a.       The Trust agrees that it shall be solely responsible for any decision made or action taken in reliance on the compliance testing results, reports, forms or other data or information included in the Money Market Services provided by the Administrator.

b.       The Parties acknowledge that the Administrator is required to rely upon data provided by the Trust or third parties (“Data”) in providing the Money Market Services. The Administrator does not own the Data, has not developed the Data, does not control the Data, and has not, and will not make any inquiry into the accuracy of any Data. Without limiting the foregoing, to the extent applicable, the Administrator will not be liable for any delays in the transmission of Forms N-MFP, Forms N-CR, reports, market-based NAVs, shareholder inflows/outflows, daily and weekly liquid assets, affiliate sponsor support flows, portfolio holdings or transmission of Data or inaccuracies of, errors in or omission of, Data in connection with the provision of the Money Market Services in each case provided by the Trust or any other third party.

c.       To the extent applicable, the Trust represents and warrants to the Administrator that it has the necessary licenses from each nationally recognized statistical ratings organization whose ratings are set forth in its Forms N-MFP as contemplated hereby.

d.       To the extent applicable, the Trust is solely responsible for determining and immediately notifying in writing the Administrator of the occurrence of one or more triggering events causing a filing on Form N-CR. The Trust is solely responsible for accurately and timely supplying the Administrator, or causing third parties to accurately and timely supply the Administrator, with all data, information and signatures in respect of each Trust that is required in order for the Administrator to file each Form N-CR, whether or not such information is specifically requested by the Administrator. The Administrator shall be without liability if the Administrator has not received by the submission deadline communicated by the Administrator to the Trust all of the Data, information and signatures it requires to submit such Form N-CR filing.

e.       To the extent applicable, the Trust acknowledges that it shall be the Trust’s responsibility to retain for the periods prescribed by Rule 2a-7 (i) the compliance testing results and reports produced by the Administrator; (ii) its Forms N-MFP and Forms N-CR produced by the Administrator; and (iii) information prepared by the Administrator for posting on the Trust’s website.

f.       The Trust acknowledges and agrees that the Money Market Services do not constitute advice or recommendations of any kind and the Administrator is not acting in a fiduciary capacity in providing the Money Market Services.

g.       The Trust understands that the nature of the Money Market Services provided under this Agreement are distinct from the services provided under any other agreement between State Street Bank and Trust Company and the Trust, including any custody, fund accounting or transfer agency services agreements and, consequently, the terms of this Agreement rather than such other agreements shall govern the delivery of the Money Market Services. For the avoidance of doubt, the standard of care and liability provisions of Section XII of this Agreement shall govern the provision of the Money Market Services.

SCHEDULE A(i)

Money Market Fund Compliance Testing and Reporting Services

Subject to the authorization and direction of the Trust and, in each case where appropriate, the review and comment by the Trust’s independent accountants and legal counsel, and in accordance with procedures that may be established from time to time between the Trust and the Administrator, the Administrator will:

a.	Prepare for posting on the Trust’s website daily each money market fund’s market-based NAVs; and

b.	Prepare for posting on the Trust’s website daily each money market fund’s inflows/outflows.